EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS THIRD
QUARTER 2009 RESULTS

MAYFIELD HTS., OHIO — October 29, 2009 — Brush Engineered Materials Inc. (NYSE — BW) today reported net income for the third quarter of 2009 of $0.1 million or $0.01 per share, diluted, on sales of $190.5 million.

THIRD QUARTER RESULTS

Third quarter sales of $190.5 million were up 9%, or $16.4 million compared to the second quarter 2009 sales of $174.1 million. Sales have improved sequentially in the second and third quarters of 2009. The sales improvement is due primarily to an increase in demand for the Company’s materials from the consumer electronics-oriented markets. Metal price inflation was also a factor in the sales increase for the quarter.

The Company recorded net income of $0.1 million versus a net loss of $0.8 million in the second quarter of 2009. In addition to the impact of the higher sales volumes, results for the quarter were favorably affected by ongoing cost reductions and discrete tax items, both of which were expected. Results for the quarter were negatively affected by delays in the shipment of higher margin defense orders, the costs of unexpected manufacturing issues and acquisition-related costs.

Sales of $190.5 million in the third quarter 2009 declined $50 million, or 21% versus sales of $240.5 million in the third quarter 2008. For the first nine months of 2009, sales of $500 million were 30% lower than sales of $713.4 million for the first nine months of 2008. The third quarter net income of $0.1 million was a decline of $9.8 million versus the 2008 third quarter net income of $9.9 million. For the first nine months of the year, the net loss of $8.8 million was down $30.5 million versus net income of $21.7 million for the same period of last year.

ACQUISITION

On October 23, 2009, the Company announced the acquisition of Barr Associates, Inc. through its wholly-owned subsidiary, Williams Advanced Materials Inc., for approximately $55.0 million. Barr Associates in Westford, Massachusetts is a leading manufacturer of precision thin film optical filters that enable complex technologies and components throughout the defense, aerospace, medical, energy, semiconductor, telecommunications, lighting and astronomy markets. The acquisition, expected to be accretive to earnings in 2010, was financed through internally generated cash plus proceeds of approximately $25.0 million from the Company’s $240.0 million revolving line of credit. This acquisition continues the transformation of the Company by further broadening its advanced materials technologies, products and markets.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the third quarter of 2009 were $127.9 million compared to $128.7 million in the third quarter of the prior year. Sales for the first nine months of 2009 were $320.3 million versus $381.9 million for the same period last year. While sales were lower in the third quarter of 2009 versus 2008, third quarter sales were up 14% over the second quarter of 2009.

Operating profit for the third quarter was $8.5 million, up $0.8 million over the third quarter of 2008. Operating profit year to date was $17.6 million versus $18.3 million for the first nine months of last year.

The third quarter sales increase over the second quarter 2009 was due to continued strength in consumer electronics product applications including handsets, semiconductor, photonics and microelectronics packaging. A portion of this increase in demand is related to replenishment of customer inventory levels throughout the supply chain. Sales to the medical market were soft as compared to the first half of 2009 but are anticipated to increase over the remainder of the year.

Sales of ruthenium media targets in the third quarter and first nine months of the year remained weak. However, progress in the re-qualification of materials with key customers has continued and it is anticipated that the Company will have an opportunity to regain some of the market share it lost in 2008.

The operating profit improvement in the third quarter of 2009 versus the third quarter of 2008 is due to the cost savings initiatives earlier in the year. Margins and profitability were negatively affected by approximately $1.0 million due to manufacturing issues and resulting sales returns.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the third quarter were $42.9 million, compared to the third quarter of 2008 sales of $77.6 million. Year-to-date sales were $121.1 million versus $231.9 million for the first nine months of the prior year. The operating loss for the third quarter was $6.3 million, which compares to an operating profit of $2.1 million for the third quarter of 2008. The operating loss for the first nine months of 2009 was $26.5 million. For the first nine months of 2008, this segment reported an operating profit of $7.5 million.

The substantial decline in sales for the third quarter and year to date as compared to the same periods last year was primarily due to the effect of the severe global recession on key markets including telecommunications and computer, oil and gas, aerospace and heavy equipment. Strip volumes have improved over the low levels in the first quarter 2009, growing 30% in the third quarter 2009 and 13% in the second quarter over the immediately preceding quarter. Demand increased in the second and third quarters of 2009 for consumer electronics, particularly handset applications. Automotive electronics and oil and gas product applications began to show a slight improvement during the third quarter. A portion of the increased demand is from customer inventory replenishment throughout the supply chain.

The operating loss for the third quarter and first nine months was due primarily to the significantly lower sales volume, related manufacturing inefficiencies and machine utilization rates associated with the lower volumes. Cost reduction initiatives including headcount reductions, reduced work hours and wage reductions helped mitigate a portion of the loss.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the third quarter of 2009 were $10.2 million compared to third quarter 2008 sales of $17.6 million. For the first nine months of the year, sales were $36.3 million in 2009 versus $45.7 million for the same period last year. There was an operating loss of $0.5 million for the third quarter of 2009 which compares to an operating profit of $2.5 million for the same period last year. Operating profit for the first nine months of 2009 was $2.4 million compared to $5.1 million for the first nine months of 2008.

Demand for defense-related applications softened during the third quarter 2009 due to government funding delays.

Operating profit for the third quarter and year to date as compared to the same periods last year was affected by the differences in sales volume and product mix.

Engineered Material Systems

Engineered Material Systems’ sales for the third quarter of 2009 were $9.5 million. This compares to $16.7 million for the third quarter of 2008. Sales for the first nine months of 2009 were $22.4 million compared to sales of $53.9 million for the same period last year. Operating profit in the third quarter was $0.1 million versus an operating profit of $1.6 million for the third quarter of 2008. The operating loss for the first nine months of 2009 was $3.4 million. For the same period last year, an operating profit of $5.0 million was reported for this segment.

The decline in sales for the third quarter and year to date is due to the effect of the severe global recession on key markets including telecommunications and computer, data storage and automotive electronics. Sales for the third quarter were up 27% over the second quarter 2009 sales as a result of increased demand for automotive electronics and other new emerging markets.

The improvement in operating profit in the third quarter versus an operating loss in the second quarter of 2009 is due to cost reduction initiatives and the improvement in sales.

OUTLOOK

While the Company did experience significant widespread weakness and an environment with limited visibility across the majority of its markets earlier in the year, the level of overall business activity began to improve as the first quarter ended and the second quarter began. The improving trend continued throughout the second and third quarters.

Overall, the Company is seeing improvement in its order entry, driven primarily by the consumer electronics-oriented markets. However, certain of its other markets, especially the industrial markets, have not shown any significant signs of improvement and the defense market, which remained strong throughout the first half, weakened in the third quarter.

While it is difficult in this environment to clearly envision future trends, the Company does expect business levels to continue to improve. Traditionally, seasonal factors can affect sales in the fourth quarter. At this time though, due to the improving trends noted earlier and the impact of the Barr Associates acquisition, fourth quarter sales are expected to improve by up to 8% from third quarter levels and be in the range of $195.0 million to $205.0 million. Looking beyond the fourth quarter, the Company expects markets to remain unpredictable and is not assuming a robust economic recovery. Thus, we expect to continue to monitor and where possible, maintain our aggressive cost reduction actions and capital control initiatives.

It is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the current economic environment. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers, acquisition-related costs and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “I am encouraged with our quarter-to-quarter improvements as we recover from the downturn in business seen earlier in the year. The combination of the tremendous efforts on cost reductions and the market recovery, in some sectors, is laying the foundation for ongoing improvement.

During these difficult times, we have been able to maintain our strong balance sheet which has now provided the great opportunity for us to acquire Barr Associates, announced last Friday. Barr is a leader in the thin film optical coatings market and the acquisition dramatically extends our technology and market breadth along with our other two coating acquisitions of Thin Film Technology, Inc. and Techni-Met, LLC over the past several years.”

CONFERENCE CALL

Brush Engineered Materials’ quarterly earnings conference call will be held today at 11:00 a.m. Eastern Time. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-8033, callers outside the U.S. can dial (201) 689-8033.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets in which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the fourth quarter and the year 2009;

•	The successful implementation of cost reduction initiatives;

•	Our success in developing and introducing new products and new product ramp- up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisition of Barr Associates, Inc.;

•	The impact of the results of operations of Barr Associates, Inc. on our ability to achieve fully the strategic and financial objectives related to the acquisition, including the acquisition being accretive to earnings;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, interest rates, metal financing fees, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors set forth in Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2008.

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Oct. 2,	Dec. 31,
(Dollars in thousands)	2009	2008
Assets
Current assets
Cash and cash equivalents	$26,909	$18,546
Accounts receivable	78,308	87,878
Other receivables	10,091	3,378
Inventories	129,454	156,718
Prepaid expenses	25,874	23,660
Deferred income taxes	9,666	4,199

Total current assets	280,302	294,379
Other assets	30,082	34,444
Related-party notes receivable	98	98
Long-term deferred income taxes	9,945	9,944
Property, plant and equipment	647,253	635,266
Less allowances for depreciation,
depletion and amortization	438,083	428,012

	209,170	207,254
Goodwill	35,778	35,778

Total Assets	$565,375	$581,897

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$28,110	$30,622
Current portion of long-term debt	0	600
Accounts payable	20,846	28,014
Other liabilities and accrued items	43,327	45,131
Unearned revenue	135	113

Total current liabilities	92,418	104,480
Other long-term liabilities	33,734	19,356
Retirement and post-employment benefits	80,515	97,168
Long-term income taxes	3,029	3,028
Deferred income taxes	727	163
Long-term debt	10,905	10,605
Shareholders’ equity	344,047	347,097

Total Liabilities and Shareholders’ Equity	$565,375	$581,897

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	Oct. 2,	Sept. 26,	Oct. 2,	Sept. 26,
(Dollars in thousands except share and per share amounts)	2009	2008	2009	2008
Net sales	$190,538	$240,494	$500,032	$713,425
Cost of sales	165,347	195,321	438,104	586,655

Gross margin	25,191	45,173	61,928	126,770
Selling, general and administrative expense	21,468	26,069	64,707	81,093
Research and development expense	1,720	1,748	4,940	4,889
Other-net	2,554	4,335	5,784	8,185

Operating profit (loss)	(551)	13,021	(13,503)	32,603
Interest expense-net	221	539	819	1,524

Income (loss) before income taxes	(772)	12,482	(14,322)	31,079
Income tax (benefit) expense	(898)	2,573	(5,518)	9,417

Net income (loss)	$126	$9,909	$(8,804)	$21,662

Per share of common stock: basic	$0.01	$0.49	$(0.44)	$1.06
Weighted average number
of common shares outstanding	20,215,000	20,374,000	20,178,000	20,387,000
Per share of common stock: diluted	$0.01	$0.48	$(0.44)	$1.05
Weighted average number
of common shares outstanding	20,421,000	20,612,000	20,178,000	20,616,000
See notes to consolidated financial statements.